CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED BYLAWS
OF
ADVENTRX PHARMACEUTICALS, INC.
(a Delaware corporation)

The undersigned hereby certifies that:

1. I am now and at all times herein mentioned have been the duly elected, qualified and acting secretary of ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

2. By resolutions unanimously adopted by the Board of Directors of the Company (the “Board”) by written consent effective as of January 20, 2012, Article X – Forum for Adjudication of Disputes shall be removed in its entirety from the Amended and Restated Bylaws of the Company.

3. The resolutions adopted by the Board as of January 20, 2012 have not been modified or rescinded and are, at the date of this Certificate of Amendment, in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment effective as of January 20, 2012.

ADVENTRX PHARMACEUTICALS, INC.
By:	/s/ Patrick L. Keran

Patrick L. Keran President, Chief Operating Officer and Secretary